UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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POGO EMPLOYEE Q & A

GENERAL QUESTIONS

When will the merger with PXP take place and when will my PXP full-time employment or transition employment begin?

Subject to SEC approval and PXP and Pogo shareholder approval, we estimate that closing will be in late October or early November.  Employment with PXP is effective at date of close.

Will the Houston employees have to move out of the Greenway Plaza offices?

There are many issues to consider.  We want to consider minimizing employee disruption and cost impact and do what is best for the company. No final decisions have been made at this time.

RETIREE MEDICAL PLANS

Pogo’s health plan provides medical coverage to retirees who meet the requirements under the plan.  Will this program be continued by PXP?

PXP’s health plan does not provide for retiree benefits.  Employees who are not retired and enrolled in retiree medical benefits as of the change in control will not be eligible for these benefits.  In other words, employees who retire post change of control are not eligible for retiree medical benefits.

EMPLOYEES RETIREMENT PLAN FOR PPP

Pogo has a pension plan.  Will this plan be continued by PXP?   If not, what happens to the benefits employees have under the plan?

The Employee’s Retirement Plan for PPP will be frozen following the change in control subject to appropriate notice to all participants.  Once the plan is frozen, participants will not earn any further benefits under the plan.  PXP will then begin the plan termination process which will take approximately one year.  As part of the termination process, participants who have earned benefits under the plan will be given the opportunity to select how they wish to receive their benefits, either as a monthly annuity payment or a lump-sum payment in the form of a direct rollover into a traditional IRA or eligible employer plan or as a cash payment less tax withholdings.  Benefits you have earned under the plan are automatically vested upon plan termination regardless of company service, are protected and cannot be taken away.

TAX ADVANTAGED SAVINGS PLAN OF POGO PRODUCING COMPANY (“Pogo 401(k) Plan”)

What happens to my Pogo stock in the 401(k) plan at the change in control?  Does it automatically convert to PXP stock?

With respect to the right to receive merger consideration, Pogo stockholders will be provided with the right to elect PXP stock, cash, or a combination of both subject to an allocation formula pre-determined by the merger and sale agreement.  Our understanding is that Pogo employees who have investments in the Pogo Producing Company 401(k) Stock Fund (Stock Fund) will be provided with this same opportunity.  Details will be provided by Vanguard.  Amounts received (whether stock or cash) will continue to be subject to the Pogo 401(k) Plan’s vesting provisions.

Will matching contributions to the Pogo 401(k) Plan vest at the Change in Control?

Your elective deferrals to the Pogo 401(k) Plan are 100% vested and will remain so after the change in control.  Employer matching contributions will continue to vest after the change in control according to the vesting provisions of the Pogo 401(k) Plan.

What is going to happen with the Pogo 401(k) Plan?

Employees will continue to participate in the Pogo 401(k) Plan through 12/31/07.  At the change in control, there will be amendments made to change the plan as follows:

•                  Company match will be made in cash.

•                  The Stock Fund will be closed as a future investment option.

•                  Employees will be able to transfer both their vested and unvested balances in the Stock Fund into any other available investment option in the Pogo 401(k) Plan.

•                  The Pogo 401(k) Plan will be frozen at the close of business effective 12/31/07.

Employees will become eligible to participate in the PXP 401(k) plan on 1/1/08.  Under the PXP plan, eligible participants can elect to save from 1% to 50% of eligible compensation, which includes bonus and overtime, up to the annual IRS maximum.  PXP matches contributions $1 for $1 for the first 10% contributed by the employee subject to IRS limits.  For purposes of vesting, PXP will recognize the same years of service as is recognized under the Pogo 401(k) plan.

Who administers PXP’s 401(k) account?

Fidelity currently is the administrator of PXP’s 401(k) Plan.

What are the employee options in the Pogo 401(k) plan after 12/31/07?

PXP does not have an active company stock fund option in the PXP 401(k); therefore, the Pogo Stock Fund, with the exception of ESOP stock, will be liquidated prior to the plan’s merger into the PXP 401(k) plan.  The cash that results from the liquidation of the Stock Fund will be allocated to the Vanguard Prime Money Market Fund.  Employees will receive additional communication regarding the exact dates of this process.

The Pogo 401(k) plan will be merged with the PXP 401(k) Plan as soon as possible but no later than the end of the first quarter of 2008.  Any ESOP stock will be merged into PXP’s 401(k) as a separate fund.  Vanguard funds will be mapped to similar Fidelity funds in the PXP 401(k) plan.  Further diversification or changes to the allocations thereafter in the Fidelity funds can be made at the employee’s discretion after the plans are merged.

Can I liquidate the stock I have in the stock fund myself or do I have to wait for PXP to handle this for me?

You may liquidate your balance in the Stock Fund yourself and reinvest the proceeds in any of the investment options available in Pogo’s 401(k) Plan.  One of the most important aspects of a successful 401(k) plan is to diversify your financial assets.  Diversifying means spreading your retirement savings among different types of investments.  Following the change in control, Pogo’s 401(k) Plan will be amended to allow all employees (whether or not fully vested) to transfer their balances in the Stock Fund to any other Pogo 401(k) investment option.

When will we receive information regarding investment options in the PXP 401(k) plan?

We will be holding orientation sessions for all employees interested in learning more about PXP’s benefits plans and programs.  The exact timing of these sessions will be communicated separately.

Will employees be allowed to roll their 401(k) account balances over to a brokerage firm?

Any Plan participant who has a qualifying event that entitles them to distribution under the Plan, such as a termination of employment, may request a distribution of his/her entire vested account balance and rollover such distribution into another qualified plan (provided that it accepts rollover contributions), a traditional IRA or a 403(b) annuity.

FOR FORMER NORTH CENTRAL OIL CORPORATION (“NCOC”) EMPLOYEES:

NORTH CENTRAL OIL COMPANY 401(k) PLAN

What happens to the NCOC 401(k) plan?

This plan will be merged with the PXP 401(k) Plan.  The DWS Scudder Investment Funds will be mapped to similar Fidelity Funds.  Further diversification or changes to the allocations thereafter in the Fidelity funds can be made at the employee’s discretion and at any date after the plans are merged.  You will receive further communication on the exact timing of this transaction.

NORTH CENTRAL OIL CORPORATION MONEY PURCHASE PENSION PLAN

What will happen to the NCOC Money Purchase Plan?

This plan will be merged with the PXP 401(k) Plan.  The DWS Scudder Investment Funds will be mapped to similar Fidelity Funds.  Further diversification or changes to the allocations thereafter in the Fidelity funds can be made at the employee’s discretion and at any date after the plans are merged.  You will receive further communication on the exact timing of this transaction.

POGO’s RETENTION PROGRAM

Will PXP honor Pogo’s retention program?

The retention bonuses will be paid through Pogo’s payroll system per the plan that was developed and communicated by Pogo’s management.  It is PXP’s understanding that the retention bonus will be paid by separate check on the next regular pay cycle following the change in control.

HEALTH AND WELFARE BENEFIT PROGRAMS

When will Pogo’s benefit programs terminate and PXP’s benefit programs begin?

Pogo’s benefit programs will continue through 12/31/07.  PXP’s benefit programs will become effective 1/1/08.  Please review the attached benefits summary for details regarding PXP’s current benefit programs and general policies.

If an employee’s position is eliminated or they do not accept PXP’s continued employment offer, what happens to their benefits?

Terminated employees will be eligible for medical coverage per the benefits outlined in the Pogo severance plan or under COBRA as applicable.  Coverage will continue under Pogo’s medical plans through 12/31/07.  Effective 1/1/08, benefits coverage, as applicable, will be under PXP’s benefit programs. Any employee participating in the dental and vision coverages as of the employment termination date may elect to continue either or both of such coverages under COBRA and pay the COBRA premiums in accordance with the provisions under the applicable plans.  All other insurance coverage ends on the employee’s termination date.

How will pre-existing conditions be handled under PXP’s benefits plans.

Limitations for pre-existing conditions under PXP’s Medical Plan will not apply for participants who have 90 days of creditable coverage through Pogo’s group health plan prior to 1/1/08.

Will Pogo employees retain their current life insurance program?

Employees who continue employment with PXP will be covered under Pogo’s life insurance program through 12/31/07.  Employees who continue employment with PXP will be covered under the PXP life insurance plan effective 1/1/08.

Does PXP provide any benefits that Pogo does not provide?

PXP offers several benefits that will be new to Pogo employees.  Employees who continue employment with PXP will be eligible for these benefits on 1/1/08.  These new benefits include:

•                  Basic Spouse and Dependent Life Insurance.  This coverage is provided by PXP at no cost to the employees.

•                  Voluntary Life Insurance.  Employees may elect additional coverage for themselves and their eligible family members.  There is a premium for this coverage.

•                  Business Travel Accident Insurance.  This coverage is provided by PXP at no cost to employees.

•                  Flexible Spending Accounts.  This coverage allows participants in the Health and/or Dependent Spending Accounts to contribute their amounts on a pre-tax basis.

SICK LEAVE, SHORT TERM DISABILITY & LONG TERM DISABILITY

What sick leave and disability benefits will Pogo employees receive under PXP?

PXP provides sick leave, short term disability, and long term disability benefits to all employees.

Sick Leave Policy – Effective 1/1/08, active employees will be eligible for the PXP Sick Leave Policy.  Under this policy, full-time active employees are granted 10 days of sick leave on January 1st of each year.  Unused sick leave can be accumulated in an Extended Illness Bank up to a maximum of 480 hours.

Short Term Disability Program – Employees who continue employment with PXP will continue to be covered under the Pogo plan through 12/31/07 and will move to the PXP plan effective 1/1/08.  Employees disabled prior to 1/1/08 will be covered by Pogo’s plan until they return to work, become eligible for LTD, or terminate employment. Coverage for terminated employees ends on their termination date.

Long Term Disability Program - Employees who continue employment with PXP will be covered under the Pogo plan through 12/31/07 and will move to the PXP plan effective 1/1/08.  Employees disabled prior to 1/1/08 will remain on the Pogo LTD plan as long as they remain eligible for the benefits.  Coverage for terminated employees ends on their termination date.

VACATION

Will the amount of vacation an employee currently receives at Pogo be the same at PXP?

Pogo employees will retain the number of 2007 vacation days currently available under Pogo’s vacation schedule through 12/31/07.  Effective 1/1/08, Pogo employees will be under PXP’s vacation policy and schedule.  Like Pogo, PXP provides vacation benefits based on prior industry service.

PXP grants vacation on January 1st of each year.  Vacation accrued for 2008 under Pogo’s vacation program will be applied toward PXP’s January 1, 2008 grant.  PXP’s policy provides for a maximum of 4 weeks of vacation.  Pogo employees with a fifth week of vacation accrued as of 12/31/07 will be paid for that week of vacation.  Details on PXP’s Vacation Policy are provided in the attached Benefits Summary.

Will Pogo employees receive their years of service in determining vacation eligibility?

PXP will recognize the same years of experience as was recognized by Pogo.

Does PXP buy-back unused vacation?

Except for California where employees fall under a separate provision, PXP does not buy-back unused vacation but does allow employees to carry over up to a maximum of 40 hours of unused vacation.  Unused vacation in excess of the maximum allowable carryover is forfeited at the end of each calendar year.  This carry over provision will be available to Pogo employees beginning in 2008.

Will Pogo employees be paid for any vacation not taken if they are terminated?

Upon termination, PXP’s practice is to pay employees a lump sum for all earned but unused vacation benefits at their regular straight time rate for all hours.

HOLIDAY PAY

Will there be any changes to our Holiday Schedule?

PXP recognizes the same ten holidays as Pogo except in Louisiana where Mardi Gras is substituted for President’s Day.

SEVERANCE PROGRAM

What happens to Pogo’s severance program as a result of the merger?

The merger agreement does not change Pogo’s severance plan.

What date will be used for calculations of benefits under the severance plan?

PXP will use the same date of hire or accredited service date that Pogo uses for purposes of calculating benefits under the severance plan.

If I am offered continued employment by PXP, how will I know if it constitutes a “qualified offer” as defined by the Pogo severance plan?

Because of the changes to Pogo’s Pension Plan and the Retiree Medical Plan, it has been determined that PXP’s employment offers will not meet the definition of qualified offer under the Pogo severance plan.

Can I apply for unemployment benefits if separated from employment?

Yes, you can apply for unemployment benefits.

POGO RESTRICTED STOCK

What happens with Pogo restricted stock granted before the merger?

Per the merger agreement, Pogo restricted stock is converted into the right to receive the merger consideration; which is the right to elect PXP stock, cash or a combination of both subject to an allocation formula pre-determined by the merger and sale agreement.

Will the vesting of employee restricted stock grants be accelerated?  If so, when?

Per the merger agreement, each outstanding award of restricted stock that is not vested will become fully vested and converted into the right to receive the merger consideration just prior to closing of the merger.

What happens with Pogo stock options granted before the merger?

Per the merger agreement, Pogo stock options will be converted into a cash value based on the difference of the Aggregate Consideration Per Share and original strike price of the option at the time of the grant.

PAYROLL PRACTICES AND TIMEKEEPING SYSTEM

How will I know if I am considered a salaried exempt, salaried non-exempt, or hourly employee under PXP’s payroll practices?

Each employee who is offered continued employment will receive a written employment offer letter.  That letter will provide the pay status for the position.

Salaried Exempt and Non-Exempt Employees Paid Semi-Monthly

While the majority of changes will become effective on 1/1/08, there will be a few changes that will be effective at change in control for salaried exempt and non-exempt employees.

•                  Houston employees will move to a regular 40 hour work week.

•                  Non-exempt employees will be eligible for overtime for hours worked over 40 in a workweek.  Exempt employees are not eligible for overtime.

•                  Parking subsidies will end at the change in control.  Employees will be covered by PXP’s paid transportation/parking program.

•                  Employees will remain on the current Pogo payroll and time reporting system through the end of the year.  A final 2007 pay check for pay earned from December 16 – December 31 will be paid on or before 12/31/07.

•                  Effective 1/1/08, employees will be moved to the PXP web-based self-service timekeeping and payroll system.  Training on the on-line timesheet will be conducted before year-end.

•                  Effective 1/1/08 employees will be covered by the PXP payroll practices.  A copy of these practices is attached.

•                  Under the PXP payroll system, salaried exempt and non-exempt employees are paid semi-monthly on the 15th and the last day of the month.

Hourly Field Employees Paid Bi-Weekly

•                  Hourly field employees will stay on the Pogo payroll practices and the Pogo pay system through 12/22/07 and will receive their pay on 12/31/07 for the time worked from 12/9/07 – 12/22/07.

•                  Effective 12/23/07, employees will be moved to the PXP web based self-service timekeeping and payroll system.  Training on the on-line timesheet will be conducted in early December.

•                  Effective 12/23/07 hourly field employees will be covered by the PXP payroll practices.  A copy of these practices is attached.  These new payroll practices will be reviewed in detail during training sessions on the PXP self-service timesheet.

•                  The pay cycle will continue to be bi-weekly.

•                  Hourly field employees are paid on the Friday following the end of a bi-weekly pay cycle.  The first paycheck from the PXP payroll system will be on 1/11/08 for time worked from 12/23/07 – 1/5/08.

YMCA, SOCIAL AND CLUB MEMBERSHIP BENEFITS

What happens to our YMCA, social and club memberships?

PXP does not offer memberships in health clubs, social clubs or country clubs.  Employees with YMCA memberships may keep them but fees will not be reimbursed by PXP after 12/31/07.

Company owned social and country club memberships will continue through 12/31/07.  Effective 1/1/08, company owned memberships as well as any reimbursement for fees for personally owned social and country club memberships will be discontinued.

Effective 1/1/08, employees will be eligible to participate in PXP’s Fitness Reimbursement Program.  Under this program, 50% of your health club membership dues, up to $100 per quarter, may be reimbursed on a quarterly basis.  Social and country club memberships are not eligible for reimbursement under this program.

COMPANY VEHICLE

If I have a company vehicle that I drive home each day, will I be charged imputed income?

IRS regulations require companies to charge imputed income of $31.25 on a semi-monthly basis to employees who drive a company provided vehicle home.  Employees will be charged the mentioned rate as imputed income and the appropriate taxes will be deducted from their paycheck as well.  This will be effective immediately upon change of control.

The questions and answers found in this handout are provided to you for informational purposes only and we have done our best to provide concise, accurate answers.  They are not intended to, and should not, be construed or interpreted as creating any contractual or other guarantees, rights, or obligations, or as altering the rights of Pogo and PXP to alter, change, amend, disregard, and terminate any existing or future policies, plans, programs, or practices.  Nor should they be construed as altering your current at-will, or other, status, or the nature of the relationship between you and Pogo or PXP; either now or in the future.